Exhibit 99.3

CONSENT

I, Kuo Zhang, hereby consent to being named in the proxy statement/prospectus included in the registration statement on Form S–4 (No. 333–153492) filed by MK Arizona Corp. as a person who will become a director of MK Arizona Corp. following its continuation and conversion into Pypo China Holdings Limited, a Cayman Islands exempted company.

Dated: December 5, 2008

/s/ Kuo Zhang
Kuo Zhang